Exhibit 99.1

ACLARA Announces Management Transition Plan

MOUNTAIN VIEW, Calif., Feb. 24 /PRNewswire-FirstCall/—ACLARA BioSciences (Nasdaq: ACLA—News) announced today that, pending the completion of the ongoing search for a new chief executive officer, a committee of the board will fulfill the role of interim chief executive officer formerly held by Edward M. Hurwitz.

Mr. Hurwitz has had an important executive leadership role at ACLARA since joining the board of directors in July 2002, and has served as interim chief executive officer since December 2002. Mr. Hurwitz will leave his executive role at ACLARA to assume his full time responsibilities as a partner in Alta Partners, a venture capital firm. Alta Partners is a major stockholder in ACLARA. Mr. Hurwitz will remain on ACLARA’s Board of Directors. Joseph M. Limber and Andre F. Marion will form the Office of the President, to serve as an operating committee of the board in working with the executive management team.

“Ed has played a significant operating role helping us to achieve important milestones leading to the commercial introduction of our eTag(TM) chemistries. We appreciate his significant contributions to ACLARA over the past several months enabling the initial market acceptance of ACLARA’s novel eTag products,” commented Thomas Baruch, ACLARA’s Chairman.

About ACLARA

ACLARA BioSciences, Inc. is developing advanced tools for drug discovery, genomics and proteomics using its proprietary eTag assay chemistries. The Company’s products allow researchers to have decision-critical information for drug development, which previously was difficult or impossible to obtain. The solution-phase eTag Assay System is cost-effective, easy-to-use and flexible, and enables highly accurate and precise analysis of genes and/or proteins from limited biological samples. For multiplexed gene expression, ACLARA uses eTag Multiplex Invader® Assays, which incorporate Invader technology and Cleavase® enzyme and are licensed for use from Third Wave Technologies, Inc. Importantly, researchers can use their existing instrument platforms to perform eTag analyses. More information on ACLARA can be obtained on the Company’s web site at www.aclara.com.

Forward-Looking Statements

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for ACLARA from those projected. Those factors include risks and uncertainties relating to technological approaches of ACLARA and its competitors, product development, manufacturing, market acceptance, successful establishment of and performance under collaborative and commercial agreements, adoption of our technologies by pharmaceutical and biotechnology companies, our ability to successfully recruit executive management, and other risk factors identified in the Company’s Form 10-K for the year ended December 31, 2001, and in the Company’s Form 10-Q for the quarter ended September 30, 2002, as filed with the Securities and Exchange Commission.

Trademarks

ACLARA BioSciences is a registered trademark, and eTag and the ACLARA logo are trademarks of ACLARA BioSciences, Inc. Invader and Cleavase are registered trademarks of Third Wave Technologies, Inc.